Exhibit 2.2

PLAN OF CONVERSION

OF

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Under Chapters 942 and 822 of the Texas Insurance Code

and Chapter 10 of the Texas Business Organizations Code

PREAMBLE

WHEREAS, American Physicians Insurance Exchange (the “Company”) is a Texas reciprocal exchange organized under Chapter 942 of the Texas Insurance Code (formerly Chapter 19 of the Texas Insurance Code of 1951) and has no authorized capital stock; and

WHEREAS, the Company proposes to convert to a stock insurance company (the “Insurance Company”) under Chapter 822 (as defined below) by (i) adopting the provisions of Chapter 822 of the Texas Insurance Code; (ii) adopting its Certificate of Formation pursuant to the Texas Insurance Code, among other things, to authorize the issuance of capital stock and change its corporate name to “ American Physicians Insurance Company ”; and (iii) taking such other actions as are provided for in this Plan of Conversion (collectively, the “Conversion”); and

WHEREAS, past surplus contributions from subscribers have not been fully refunded and constitute a significant portion of the surplus of the Company in the form of outstanding Subscriber’s Deposit Certificates (the “Surplus Certificates”); and

WHEREAS, the Conversion will allow the Company to compete more effectively in the medical professional liability business of the Company; and

WHEREAS, the Conversion will give the Company the ability to grow by enabling access to capital for the development of additional capacity, new products and services, and possible acquisitions; and

WHEREAS, the Conversion will allow the Company to obtain and achieve long-term stability as well as achieve financial ratings in the financial markets and allow comparison with similar insurers by financial analysts; and

WHEREAS, the Conversion will continue the corporate existence of the Company without interruption under the name “American Physicians Insurance Company ”; and

WHEREAS, at the Effective Time of the Conversion (defined below), shares of the $1.00 par value voting common stock of the Insurance Company (the “Insurance Company Common Stock”) will be issued to the Eligible Policyholders (as defined below) in exchange for their Subscriber Interests (as defined below) on the basis of the Conversion Formula (as defined below); and

WHEREAS, at the Effective Time of the Conversion, shares of $1.00 par value non-voting preferred stock of the Insurance Company, and having such rights, privileges, preferences and limitations as are set forth in the Certificate of Formation of the Insurance Company (the “Insurance Company Preferred Stock”) will be issued to Surplus Certificate Holders (as defined below) in exchange for their Surplus Certificates; and

WHEREAS, every Policy (as defined below) of the Company that is in force at the Effective Time of the Conversion shall continue as a Policy of the Insurance Company and all policy and contract rights of such Policies, except the related Subscriber Interests, shall remain as they exist at the Effective Time of the Conversion; and

WHEREAS, at the Effective Time of the Conversion, all Subscriber Interests shall be extinguished; and

WHEREAS, at the Effective Time of the Conversion, each Surplus Certificate shall be extinguished; and

WHEREAS, immediately following the Effective Time of the Conversion, APSG ACQCO, INC., a Texas corporation (“Merger Sub”), a wholly-owned subsidiary of American Physicians Service Group, Inc., a Texas corporation (“APSG”), shall merge with and into the Insurance Company, with the Insurance Company as the surviving company (the “Merger”); and

WHEREAS, the Company, APSG, and Merger Sub are parties to that certain Agreement and Plan of Merger dated June 1, 2006 (the “Merger Agreement”) which shall govern the terms and conditions of the Merger; and

WHEREAS, pursuant to the Merger Agreement, APSG will issue shares of its fully registered $.10 par value common stock (the “APSG Common Stock”) to the holders of the Insurance Company Common Stock on the terms provided in the Merger Agreement in exchange for, and extinguishment of, their shares of Insurance Company Common Stock; and

WHEREAS, pursuant to the Merger Agreement, APSG will issue shares of its unregistered no par value preferred stock (the “APSG Preferred Stock”) to the holders of the Insurance Company Preferred Stock on the terms provided in the Merger Agreement in exchange for, and extinguishment of, the shares of Insurance Company Preferred Stock; and

WHEREAS, the Board of Directors of the Company believes the Conversion to be in the best interests of the Company and to be fair and equitable to its Subscribers, Policyholders and holders of Surplus Certificates and, at a meeting duly called and held on June 1, 2006 (the “Adoption Date”), unanimously approved the Conversion, adopted this Plan of Conversion and authorized and directed the execution of this Plan of Conversion subject to the terms and conditions more particularly set forth in this Plan of Conversion; and

WHEREAS, the Board of Directors of the Company has directed that an Application to Convert to Insurance Company (the “Application”) be submitted to the Commissioner of Insurance of the State of Texas (the “Commissioner”) for approval as provided by law; and

WHEREAS, the Board of Directors of the Company has directed that the Plan of Conversion be submitted to the Eligible Subscribers for approval as provided by law and by the Company’s Bylaws.

NOW, THEREFORE, this Plan of Conversion is hereby adopted by the Company, all as more particularly provided below.

ARTICLE I

DEFINITIONS

As used in this Plan of Conversion and in the Preamble hereto, the following words or phrases have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Adoption Date” has the meaning specified in the Preamble.

“Amended and Restated Bylaws” has the meaning specified in Section 2.2.

“APSG Stock” has the meaning specified in the Preamble.

“Certificate of Formation” has the meaning set forth in Section 2.2.

“Chapter 822” means Chapter 822 of the Texas Insurance Code, as amended from time to time.

“Conversion” is defined in the Preamble.

“Conversion Formula” means the method of allocation (set forth below) for determining that portion of the Total Common Shares to be received by each Eligible Policyholder:

Thirty percent (30%) of the Total Common Shares shall be divided equally among all of the Eligible Subscribers on a per Eligible Subscriber basis; and

Seventy percent (70%) of the Total Common Shares shall be divided among the Eligible Policyholders based upon the “Attributable Earned Premium” of each Eligible Policyholder during the three year period beginning June 1, 2003 and ending on the May 31, 2006 in relation to the Attributable Earned Premium of all Eligible Policyholder over such period of time. “Attributable Earned Premium” means earned premium attributable to such Eligible Policyholders under a Policy issued by the Company, but excluding maintenance fees and legal defense premiums.

“Effective Time” has the meaning specified in Section 3.4.

“Eligible Policyholders” means the Eligible Subscribers and the Other Eligible Insureds, collectively.

“Eligible Subscriber” means each Subscriber under an In Force Policy (as defined below) on the Record Date who does not voluntarily terminate his or her Policy by cancellation prior to the Effective Time. A Subsequent Policyholder shall not be an Eligible Subscriber.

“Insurance Company” has the meaning specified in the Preamble.

“Other Eligible Insured” means each health care provider who is not a Subscriber, but who is (a) an insured under a Policy in force on the Record Date, such as certified registered nurse anesthetists, nurse midwives, and similar insureds who do not voluntarily terminate his or her Policy coverage by cancellation prior to the Effective Time, (b) a former Subscriber who paid a premium within the three (3) years preceding the Record Date to purchase an extended reporting endorsement (tail coverage), or (c) a former Subscriber who within the three (3) years preceding the Record Date earned an extended reporting endorsement (tail coverage).

“Person” means an individual, corporation, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A person who is the holder of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

“Plan of Conversion” means this Plan of Conversion (including all Exhibits and Schedules hereto), as it may be amended from time to time in accordance with Section 5.5.

“Policy” has the meaning specified in Section 4.1.

“Policyholder” means a Person who is an insured under a Policy in force at the Effective Time.

“Policy Rights” means any contractual rights of a Policyholder under the Policy but specifically excluding any rights in, to, or regarding the Company otherwise arising as a result of its existence and status as a reciprocal exchange such as any right to vote on any matter affecting the Company and the right to receive dividends.

“Record Date” means June 1, 2006

“SEC” means the Securities and Exchange Commission.

“Subsequent Policyholder” has the meaning specified in Section 4.4(a).

“Subscriber” means a Person who has signed a Subscriber Agreement and Power of Attorney with the Company as a subscriber.

“Subscriber Interests” means the rights of a Subscriber of the Company to vote as provided for in the bylaws of the Company and under the Subscriber Agreement and Power of Attorney executed by such Person, along with such other rights as are provided by law, but shall not include any contractual rights as an insured expressly conferred by any Policy.

“Subscriber Meeting” has the meaning specified in Section 3.3(a).

“Surplus Certificate Holders” means the holders of the Surplus Certificates at the Effective Time.

“TBOC” means the Texas Business Organization Code.

“Total Common Shares” means Ten Million (10,000,000) shares of Insurance Company Common Stock.

ARTICLE II

CONVERSION

2.1 The Conversion. At the Effective Time and in accordance with the terms of this Plan of Conversion and the applicable provisions of the TBOC, the Company shall convert into a stock insurance company, and continue the existence of the Company as a stock insurance company without interruption.

2.2 Conversion into the Insurance Company.

(a) Conversion. At the Effective Time, the Company shall, without further act or deed, adopt the provisions of Chapter 822 of the Texas Insurance Code, convert into a stock property and casualty insurance company and adopt Certificate of Formation pursuant to the provisions of Section 822.052 of the Texas Insurance Code to become a stock property and casualty insurance company authorized to issue capital stock; and shall change its corporate name to  “American Physicians Insurance Company.”  All of the shares of Insurance Company Common Stock and Insurance Company Preferred Stock shall be uncertificated shares and shall be issued in exchange for the Subscriber Interests of the Eligible Policyholders and the Surplus Certificates, which shall be the sole consideration for the issuance of such shares.

(b) Continuation of Corporate Existence. At the Effective Time and thereafter:

(i) The corporate existence of the Company shall continue in the Insurance Company without interruption from June 26, 1975, its initial date of formation, and all of its rights, privileges, powers, permits and licenses and all of its duties, liabilities and obligations shall be, remain and continue unaffected.

(ii) All assets, rights, franchises, and interests of the Company in and to property, real, personal, or mixed, and any accompanying things in action, shall be vested in the Insurance Company, without a deed or transfer, and the Insurance Company shall assume all the obligations and liabilities of the Company.

(iii) The Insurance Company shall have all of the rights and privileges and shall be subject to all of the requirements and regulations imposed on stock property and casualty insurance companies formed under Chapter 822 of the Texas Insurance Code and any other laws of the State of Texas relating to the regulation and supervision of stock property and casualty insurance companies but shall not exercise rights or privileges that other stock property and casualty insurance companies may not exercise.

(c) Adopted Certificate of Formation and Amended and Restated Bylaws of the Insurance Company. At the Effective Time of the Conversion, the Certificate of Formation of the Insurance Company shall, without further act or deed, be adopted substantially as set forth in the Certificate of Formation filed as  Exhibit A  to the Application (the “Certificate of Formation”). At the Effective Time, the bylaws of the Insurance Company shall, without further act or deed, be amended and restated substantially as set forth in the Amended and Restated Bylaws filed as  Exhibit B  to the Application (the “Amended and Restated Bylaws”).

2.3 Issuance of Insurance Company Common Stock in Exchange for Subscriber Interests and All Other Rights. At the Effective Time of the Conversion and immediately after the Company converts to the Insurance Company pursuant to  Section 2.2  hereof, the Insurance Company shall issue the Total Common Shares as provided herein. Each Eligible Policyholder shall receive the number of shares of Insurance Company Common Stock as provided under the Conversion Formula. Upon such issuance, all Subscriber Interests and all other rights of all Policyholders (except for the Policy Rights of such Policyholders) in the Company shall be extinguished.

2.4 Issuance of Insurance Company Preferred Stock to Surplus Certificate Holders. At the Effective Time of the Conversion, the Insurance Company shall issue to each of the Surplus Certificate Holders that number of shares or fractions of a share of Insurance Company Preferred Stock as are equal to the number of dollars of unreturned surplus evidenced by the Surplus Certificate held by such Surplus Certificate Holder as of the Effective Time, divided by one thousand (1,000). Upon such issuance, all rights of each Surplus Certificate Holder under and with respect to each Surplus Certificate, including, without limitation, all rights to any additional payments by the Insurance Company with respect to the same, shall be fully extinguished and entirely replaced by the Insurance Company Preferred Stock issued in consideration of such extinguishment.

2.5 Exchange of Shares of APSG Common Stock for Shares of Insurance Company Common Stock. At the Effective Time of the Merger (as defined in the Merger Agreement), each outstanding share of Insurance Company Common Stock shall be cancelled in consideration of the issuance by APSG of APSG Common Stock as more particularly provided in the Merger Agreement.

2.6 Exchange of Shares of APSG Preferred Stock for Shares of Insurance Company Preferred Stock. At the Effective Time of the Merger (as defined in the Merger Agreement), each outstanding share of Insurance Company Preferred Stock shall be cancelled in consideration of the issuance by APSG of APSG Preferred Stock as more particularly provided in the Merger Agreement.

2.7 Continuation of Policies. Each Policy that is in force at the Effective Time shall remain in effect as a Policy of the Insurance Company and, except as provided herein, all Policy Rights shall be and remain as they exist at the Effective Time. All rights with respect to the Subscriber Interests shall be extinguished at the Effective Time including, but not limited to, (a) any voting rights of Policyholders or Subscribers, and (b) any right to share in the surplus or profits of the Company or to receive dividends.

ARTICLE III

APPROVAL, CONDITIONS AND EFFECTIVE TIME OF CONVERSION

3.1 Filing with Commissioner. The Company has filed an application with the Commissioner for approval of the Plan of Conversion. Such application includes all documents and information required by Chapter 822. The Plan of Conversion is subject to approval by the Commissioner, and a public hearing will be held in accordance with the provisions of Chapter 823.

3.2 Notice to Eligible Policyholders and Surplus Certificate Holders. The Company has sent to each Eligible Policyholder and Surplus Certificate Holder a notice advising such Persons of the adoption and filing with the Commissioner of the initial Plan of Conversion and such Person’s right to provide to the Commissioner and the Company comments on the Plan of Conversion. Such notice to Eligible Policyholders and Surplus Certificate Holders is substantially in the form filed as  Exhibit C  to the Application. The Company will promptly provide the Commissioner a copy of any written comments received from Eligible Policyholders or Surplus Certificate Holders.

3.3 Approval by Eligible Subscribers.

(a) Subscriber Meeting. The Plan of Conversion is subject to approval by the Eligible Subscribers. The Company shall hold a meeting of Eligible Subscribers (the “Subscriber Meeting”). At such Subscriber Meeting, the Eligible Subscribers shall be entitled to vote on the proposal to approve the Plan of Conversion, and the proposal to approve the Certificate of Formation. Each Eligible Subscriber shall be entitled to one vote. The adoption of the Plan of Conversion and the Certificate of Formation shall be approved by the Eligible Subscribers if at least two-thirds of the Eligible Subscribers cast votes “FOR” the Plan of Conversion and the Certificate of Formation.

(b) Notice of Eligible Subscriber Meeting. Notice by the Company of the time and place of the Subscriber Meeting, in form satisfactory to the Commissioner, shall be mailed to all Eligible Subscribers by first class mail to the last known address of each Eligible Subscriber as it appears on the records of the Company within 60 days after the Commissioner’s approval of the Plan of Conversion and not less than 30 days prior to the Subscriber Meeting.

(c) Form of Notice. The notice of the Subscriber Meeting shall be substantially in the form filed as Exhibit D to the Application.

3.4 Conditions and Effective Time. Upon satisfaction of all conditions as provided in Subsections (a), (b), (c), (d) and (e) of this Section 3.4, the Company shall file the Certificate of Formation, the Amended and Restated Bylaws and the minutes of the Subscriber Meeting with the Commissioner. This Plan of Conversion shall take effect when the Certificate of Formation as approved by the Eligible Subscribers is filed with the Commissioner (the “Effective Time”).

(a) Regulatory Approvals. The Conversion shall not become effective unless:

(i) As provided in Section 3.1 hereof, the Plan of Conversion shall have been filed with the Commissioner, the Commissioner shall have held a public hearing on the Plan of Conversion, and the Commissioner shall have approved the Plan of Conversion.

(ii) The Articles shall have been filed and approved by the Commissioner as part of the Plan of Conversion.

(b) Subscriber Approval. The Conversion shall not become effective unless the Plan of Conversion and the Articles shall have been approved by the Eligible Subscribers as provided in Section 3.3.

(c) Tax Considerations. The Conversion shall not become effective unless on or prior to the Effective Time the Company shall have obtained rulings from the Internal Revenue Service or obtained an opinion of tax counsel satisfactory to the Company with respect to certain tax aspects of the Conversion and of the Merger.

(d) Securities Considerations. The Conversion shall not become effective unless on or prior to the Effective Time the Company shall have (i) obtained a no-action letter from the SEC in form and substance satisfactory to the Company relating to matters pertaining to applicable federal securities laws and/or (ii) received an opinion of independent legal counsel in form and substance satisfactory to the Company with respect to federal and state securities law matters.

(e) Merger Considerations. The Conversion shall not become effective unless on or prior to the Effective Time all conditions precedent (exclusive of the Conversion) to the closing of the Merger shall have been satisfied or waived by the parties to the Merger Agreement.

ARTICLE IV

POLICY OWNERSHIP AND IN FORCE DATES

4.1 Policies.

(a) Each insurance policy that has been bound or issued by the Company is deemed to be a “Policy” for purposes of this Plan of Conversion.

(b) For the purposes of this Plan of Conversion, any insurance policy assumed by the Company, as a reinsurer on an indemnity reinsurance basis, shall not constitute a Policy.

4.2 Determination of Eligible Policyholders. Unless otherwise stated herein, the Eligible Policyholder under any Policy as of a given date shall be determined on the basis of the Company’s records as of such date in accordance with the following provisions:

(a) The Eligible Policyholder shall be as shown as an insured under an active policy on the Company’s records.

(b) Except as otherwise set forth in this Article IV, the identity of the Eligible Policyholder shall be determined without giving effect to any interest of any other Person in such Policy.

(c) In any situation not expressly covered by the foregoing provisions of this Section 4.2, the subscribers under a Policy, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Eligible Subscriber(s) under such Policy for purposes of this Section 4.2, and the Company shall not be required to examine or consider any other facts or circumstances.

(d) The mailing address of an Eligible Policyholder as of any date for purposes of the Plan of Conversion shall be the Eligible Policyholder’s last known address as shown on the records of the Company as of such date.

4.3 In Force.

(a) A Policy shall be deemed to be in force as of a given date if, as shown on the Company’s records, both paragraphs (i) and (ii) are met:

(i) coverage has been bound or a policy has been issued as of such date; and

(ii) such Policy has not expired, cancelled, non-renewed or otherwise terminated, provided that a Policy shall be deemed to be in force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

(b) The date of the expiration, cancellation or termination of a Policy shall be as shown on the Company’s records.

4.4 Subsequent Policyholders.

(a) On issuance of a Policy that becomes effective after the Adoption Date but before the Effective Time, the Company shall send to the policyholder to whom the Policy is issued (the “Subsequent Policyholder”) a written notice regarding the Plan of Conversion, substantially in the form attached as  Exhibit E  to the Application.

(b) Except as otherwise provided by law, each Subsequent Policyholder is entitled to receive the notice described by Section 4.4(a) and shall be advised of such Subsequent Policyholder’s right to (i) cancel the Policy, and (ii) receive a pro rata refund of unearned premiums.

ARTICLE V

ADDITIONAL PROVISIONS

5.1 No Transfer or Exchange. The Conversion shall not be construed to result in any reinsurance or in any real or constructive issuance or exchange of any insurance policy or contract or any other transfer of any assets, rights or obligations of the Company, nor shall the Conversion be construed to result in a liquidation of the Company.

5.2 Directors and Officers. The directors and officers of the Company serving at the Effective Time shall serve as the initial directors and officers of the Insurance Company, at and after the Effective Time, until such time as their successors are duly elected and qualified, or until their earlier death, resignation or removal pursuant to the Certificate of Formation and Amended and Restated Bylaws of the Insurance Company.

5.3 Compensation of Officers, Directors and Employees.

(a) No officer, director or employee of the Company shall receive any fee, commission or other consideration, other than their usual salary and other compensation, for aiding, promoting, or assisting in the Conversion, except as provided in this Plan of Conversion. This Section 5.3 shall not (i) prohibit the payment of reasonable fees and compensation to an attorney, accountant, or actuary for professional services performed by that person, even if the attorney, accountant, or actuary is also a director or officer of the Company, or (ii) prohibit the issuance of capital stock pursuant to the Plan of Conversion to any officer, director or employee of the Company in such Person’s capacity as an Eligible Policyholder or Surplus Certificate Holder.

(b) Notwithstanding the foregoing, the Company Directors shall receive stock options issued by APSG as partial consideration for their willingness to serve as advisory directors of the Insurance Company following the Conversion and Merger. The stock options issued to the Company Directors shall have such the terms and shall be in such amounts as set forth on  Exhibit F  to the Application.

5.4 Notices. If the Company complies substantially and in good faith with the notice requirements of the Texas Insurance Code, the TBOC or the terms of the Plan of Conversion, its failure in any case to give notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under the Texas Insurance Code, the TBOC, or the Plan of Conversion or entitle such person to any damages, or injunctive or other equitable relief with respect thereto.

5.5 Revocation of Power of Attorney with Attorney-in-Fact. At the Effective Time, the power of attorney vested in the Company’s Attorney-in-Fact shall be revoked pursuant to the terms of the revocation letter in the form attached hereto as  Exhibit G .

5.6 Amendment of Plan of Conversion. At any time prior to the Effective Time, the Company, by the affirmative vote of not less than two-thirds of the members of the Board of Directors of the Company, may amend the Plan of Conversion (including the amendment, deletion or addition of Exhibits and Schedules hereto). No amendment made after approval by the Commissioner pursuant to Section 3.1 hereof and approval at the Subscriber Meeting may change the Plan of Conversion in a manner that the Commissioner determines is materially adverse to the interests of Eligible Subscribers, Surplus Certificate Holders or Policyholders unless approved by the Commissioner. Except as otherwise required by the Commissioner, the Plan of Conversion as amended need not be submitted for reconsideration by Eligible Subscribers if the amendment is made after this Plan of Conversion has been approved at the Subscriber Meeting.

5.7 Withdrawal of Plan of Conversion. The Board of Directors of the Company, by the affirmative vote of not less than two-thirds of its members, may withdraw the Plan of Conversion at any time prior to the Effective Time notwithstanding prior approval by the Commissioner or the Eligible Subscribers at the Subscriber Meeting. No person shall have any rights or claims against the Company or its Board of Directors based on a withdrawal of the Plan of Conversion.

5.8 Corrections. The Company may, until the Effective Time, by an instrument executed by its Chairman, Vice Chairman, Chief Executive Officer, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under the Company’s corporate seal and submitted to the Commissioner, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan of Conversion (including the amendment, deletion or addition of Exhibits and Schedules). The Company may in the same manner also make such modifications as may be required by the Commissioner as a condition to approval of the Conversion. The Board of Directors of the Company, by the affirmative vote of not less than two-thirds of its members, may interpret the application and implementation of any provisions of the Plan of Conversion consistent with any requirements of the Insurance Code and any such interpretation by the Board of Directors shall be final and binding.

5.9 GOVERNING LAW. THE TERMS OF THE PLAN OF CONVERSION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.

5.10 Headings. Article and section headings contained in the Plan of Conversion are for convenience only and shall not be considered in construing or interpreting any of the provisions hereof.

5.11 Preamble. The Preamble is a general expression of the concepts of the Plan of Conversion. It is not, and shall not be construed to be, a substantive part of the Plan of Conversion except for definitions included therein.

5.12 Time Periods. Unless otherwise expressly stated, all references herein to numbers of days shall refer to calendar days.

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IN WITNESS WHEREOF, American Physicians Insurance Exchange, by authority of its Board of Directors, has caused this Plan of Conversion to be signed by its Chairman and its Chief Executive Officer and its corporate seal to be affixed hereto attested by its Secretary on             , 2006.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Norris C. Knight
Name: Norris Knight, M.D. Title: Chairman of the Board

ATTEST:

/s/ Greg Jackson
Name:Greg Jackson, M.D.
Title:Secretary

EXHIBIT A

[REPLACED BY EXHIBIT A TO

THE AMENDMENT TO PLAN OF CONVERSION]

EXHIBIT B

[REPLACED BY EXHIBIT B TO

THE AMENDMENT TO PLAN OF CONVERSION]

EXHIBIT C

NOTICE

June 22, 2006

Dear Policyholder:

I am pleased and excited to announce that the Board of Directors of American Physicians Insurance Exchange (the “Exchange”) has adopted a plan of conversion (the “Plan of Conversion”) providing for the conversion of the Exchange from a reciprocal exchange to a Texas stock insurance company (the “Conversion”). In addition, the Board of Directors of the Exchange has also adopted a Merger Agreement (the “Plan of Merger”) in which the newly converted Texas stock insurance company will merge (the “Merger”) with a wholly owned subsidiary of American Physicians Service Group, Inc. (“APSG”), a publicly traded Texas corporation. The Conversion along with the Merger is collectively referred to as the “Plan”. I have included the press release announcing the Merger with this letter for your review.

The Exchange has filed the Plan and required documentation for review and approval by the Commissioner of Insurance of the State of Texas (the “Commissioner”). The Plan is available for review on our web site at www.apie.us, but terms of the Plan may change as a result of the Commissioner’s review. If the Commissioner approves the Plan, the Exchange will then submit the Plan for approval by the Exchange’s Eligible Subscribers 1  as defined in the Plan of Conversion.

If you were a subscriber with an in force policy with the Exchange on June 1, 2006 (the “Adoption Date”) and if the Plan is approved, you will be an “Eligible Subscriber” 2  entitled to vote on the Plan at a special meeting of the Exchange’s Subscribers. However, in order to receive consideration in the Merger you must hold an in force policy with the Exchange at the closing date. If the Commissioner approves the Plan, the Exchange will send you a copy of the Plan as approved by the Commissioner along with other information and notify you of the date, time and place of a special meeting of the Subscribers to vote on the Plan.

In addition, as an Eligible Subscriber you are entitled to provide comments regarding the Plan while it is being reviewed by the Texas Department of Insurance.

1

Any comments you wish to make should be in writing. Comments may be submitted to the Exchange at the following:

American Physicians Insurance Exchange

1301 S. Capital of Texas Hwy, Suite-C300

Attn: Sharon Stripling, Executive Secretary

Austin, Texas 78746

Email: sstripling@amph.com

Fax: 512-314-4398

The Exchange will promptly provide the Texas Department of Insurance with a copy of any written comments received by the Exchange. If you want to send comments directly to the Texas Department of Insurance, those comments can be sent to the following:

Texas Department of Insurance

P.O. Box 149104

Mail Code MC 305-2C

Austin, Texas 78714-9104

Attn: Mr. Jeff Hunt

Email: jeff.hunt@tdi.state.tx.us

Fax: 512-322-3550

1

Eligible Subscribers are those policyholders who have a signed Subscribers Agreement & Power of Attorney providing rights in the Exchange including the right to vote on this Plan and are under an in force policy on the Adoption Date.

2

Other Eligible Insureds as defined in the Plan of Conversion are also included in this mailing, but are not entitled to vote for the Conversion since this group of insureds does not have an executed Subscribers Agreement and Power of Attorney giving them the right to vote. However, Other Eligible Insureds will receive consideration in the transaction. Other Eligible Insureds include those former subscribers that either earned (Death, Disability or Retirement) or paid for extended reporting endorsement (“tail”) during the last three years and Physician Extenders (CRNAs, Nurse Practitioners, etc) that are currently paying premium to the Exchange.

2

The Commissioner may hold a public hearing. If a hearing is held, the Exchange will provide you with no less than 30 days’ notice of the date, time, and location.

This letter provides you with background information regarding some of the reasons that the Board of Directors of the Exchange chose to pursue the Plan and a summary of the key provisions of the Plan that was approved by the Board.

BACKGROUND AND REASONS FOR THE PLAN

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal exchange. The Exchange was organized in the State of Texas on November 23, 1975 and commenced operations on June 1, 1976. It is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code. A reciprocal exchange is an organization under which policyholders (subscribers) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. As required by Chapter 942 of the Texas Insurance Code, the Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), a wholly owned subsidiary of APSG, and is subject to the supervision of the Exchange’s Board of Directors.

APIE writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas and Arkansas. Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the coverage period and that arise from occurrences during the coverage period. The Exchange also provides extended or “tail” coverage available for purchase in order to cover claims that arise from occurrences during the coverage period, but that are first reported to the Exchange after the coverage period and during the term of the applicable tail coverage.

The Exchange has provided medical malpractice insurance to physicians for 30 years and has demonstrated the ability to sustain and grow through the many cycles of the market. During this period of time, there have been numerous medical professional liability crises whereby carriers have entered the market only to quickly leave or raise rates substantially leaving physicians scrambling for coverage. The Exchange has consistently provided stability and dependability of coverage for the markets it serves.

The Board has spent considerable time and effort in carefully researching and exploring alternatives for growth to continue to strengthen the Exchange and continue to provide stability to marketplace, as in years past. As a reciprocal exchange, the Exchange cannot access capital through stock offerings. The Board believes that the Plan will allow the Exchange to continue to prosper through its ability to access capital through public markets and that the policyholders will benefit from outside capital, in addition to what is being generated by its stand-alone financial performance.

Several medical malpractice companies operating in other states have converted to stock companies for the purpose to access capital to support growth and provide financial stability. The Board views access to capital as a component for the Exchange to grow and to compete in a changing marketplace. Additional capital will only further strengthen the Exchange and provide a platform for growth by increasing market capacity. Furthermore, the Board anticipates that the Plan, if approved, will allow the Exchange to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. The Exchange believes the ability to achieve a meaningful A.M. Best rating will further enhance the converted company to write insurance for more medical professionals that may be required to purchase insurance from a Best rated carrier.

While the Exchange intends to convert to a Texas stock insurance company, it does not intend to change the overall philosophy of how services are provided to policyholders. The current physician members of the Exchange’s Board of Directors will continue to be very involved in all areas of the insurance business including claims, underwriting, and risk management. Under the Plan as approved by the Board, insured physicians will continue to have the opportunity to meet with the physician members of the Board of Directors through a Physician Liaison Committee.

3

The Board believes that approval of this Plan will enhance the ability of the Exchange to continue as a reliable, stable insurance market for physicians. The Exchange will also continue to maintain the high quality of services and insurance products for physicians. The Exchange is committed to maintaining its philosophy – “Physicians for Physicians” within the fabric of the company.

CONCLUSION

This letter constitutes notice of (i) the adoption of the Plan by the Board of Directors of the Exchange, (ii) filing of the Plan for review and approval by the Commissioner, and (iii) your right to provide comments regarding the Plan to the Exchange and the Commissioner.

Please note that you are not being requested to vote on the Plan at this time. If the Plan is approved by the Commissioner, the Exchange will send you a copy of the Plan as approved by the Commissioner along with other information and notify you of the date, time and place of a special meeting to vote on the Plan.

We look forward to receiving any comments you may have on the Plan. It is requested that comments be provided within thirty (30) days of receipt of this letter.

Should you have any additional questions for the Exchange with regard to the Plan, please feel free to contact the Exchange at (800)252-3628.

Very truly yours,

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:
Norris C. Knight, Jr., MD Chairman of the Board

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EXHIBIT D

EXHIBIT E

EXHIBIT F

STOCK OPTIONS

EXHIBIT F

Stock Options

Name	# Options
Duane Kenneth Boyd, Jr.	2,000
Freddie Lee Contreras, MD	5,000
Thomas William Eades, MD	27,000
Michael Lewis Green, Jr. MD	2,000
Gregory Mann Jackson, MD	16,000
Norris Crockett Knight, Jr., MD	22,000
William Joseph Peche, MD	29,000
Lawrence Scott Pierce, MD	17,000
Richard Samuel Shoberg, Jr., MD	28,000

148,000

The terms of the above stock options include, but are not limited to:

•

The exercise price is the day before the announcement market price

•

The term of the exercise of the option is five years except for the following:

•

The term of the exercise shall be 3 months after the date of which the Advisory or Director relationship is terminated for any other reason other than death or permanent and total disability

•

The term of the exercise of the option shall be 12 months after the date of which the Advisory or Director relationship is terminated by reason of the permanent and total disability

•

In the event of the death while serving as an Advisory Director or Director of the Company, the executors or administrators for the above individuals may exercise the option within12 months following the date of death

•

Immediate vesting

•

The Options are granted for future service as either Advisory Directors or Directors of American Physicians Insurance Company based on years of experience and knowledge serving as Company Directors

EXHIBIT G

REVOCATION OF ATTORNEY-IN-FACT

REVOCATION OF AUTHORITY OF ATTORNEY-IN-FACT

WHEREAS, American Physicians Insurance Exchange (“APIE”) and APS Facilities Management, Inc. (“APSFM”), as successor to American Physicians Service Corporation, n/k/a American Physicians Service Group, Inc. (“APSG”), are parties to that certain Management Agreement of Attorney-in-Fact for American Physicians Insurance Exchange, as amended from time to time (the “Agreement”); and

WHEREAS, APIE, APSG and APSG ACQCO, Inc. are parties to that certain Merger Agreement and Plan of Merger, dated June 1, 2006, pursuant to which APIE intends to convert to a Texas stock insurance company; and

WHEREAS, upon conversion of APIE to a Texas stock insurance company pursuant to the Plan of Conversion filed with the Texas Department of Insurance, APIE will no longer be managed by an attorney-in-fact; and

WHEREAS, APIE and APSFM wish to revoke the attorney-in-fact powers delegated to APSFM upon the effective time of the conversion of APIE;

NOW, THEREFORE, it is agreed by and between the parties:

1. Upon the effective time of the conversion of APIE from a Texas reciprocal insurance exchange into a Texas stock insurance company, all authority of the APSFM under and pursuant to such Agreement shall be revoked by APIE without further action by APIE.

Executed this             day of             , 2006.

APS Facilities Management, Inc.

By:
Name:
Title:

American Physicians Insurance Exchange

By:
Name:
Title:

AMENDMENT TO PLAN OF CONVERSION

This Amendment to The Plan of Conversion (this “Amendment”) amends that certain Plan of Conversion (the “Plan of Conversion”) adopted and approved by the Board of Directors of American Physicians Insurance Exchange dated June 1, 2006.

R E C I T A L S:

WHEREAS, on or about June 1, 2006, the Board of Directors of American Physicians Insurance Exchange adopted a Plan of Conversion to convert to a stock insurance company pursuant to the terms of the Plan of Conversion; and

WHEREAS, the Board of Directors believes it is in its and its prospective owners’ best interests to amend the Plan of Conversion as set forth in this Amendment.

A G R E E M E N T:

NOW, THEREFORE, the Plan of Conversion is amended as follows:

1. Certificate of Formation and Bylaws. The Certificate of Formation of the Insurance Company attached to the Plan of Conversion as Exhibit A is hereby deleted and replaced in their entirety with the Articles of Incorporation attached as  Exhibit A  to this Amendment. Furthermore, the Amended and Restated Bylaws of the Insurance Company attached to the Plan of Conversion as  Exhibit B  are hereby deleted and replaced in their entirety with the Amended and Restated Bylaws attached as  Exhibit B  to this Amendment. Except for the substitution of these exhibits,  Section 2.2(c)  of the Plan of Conversion shall remain in full force and effect in accordance with its terms.

2. Except as specifically amended hereby, the Plan of Conversion shall remain adopted and approved by the Board of Directors in accordance with its terms.

IN WITNESS WHEREOF, American Physicians Insurance Exchange, by authority of its Board of Directors, has caused this Plan of Conversion to be signed by its Chairman and its Chief Executive Officer and its corporate seal to be affixed hereto attested by its Secretary on August 25, 2006.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Norris C. Knight
Name:Norris Knight, M.D. Title:Chairman of the Board

ATTEST:

/s/ Gregory M. Jackson, M.D.
Name:Gregory M. Jackson, M.D. Title:Secretary

EXHIBIT A

CERTIFICATE OF FORMATION OF APIC

[SEE EXHIBIT F TO AMENDED MERGER AGREEMENT AND PLAN OF MERGER]

EXHIBIT B

AMENDED AND RESTATED BYLAWS OF APIC

[SEE EXHIBIT G TO AMENDED MERGER AGREEMENT AND PLAN OF MERGER]